UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2007

Learning Tree International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

1805 Library Street, Reston, VA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 709-9119

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 29, 2007 Learning Tree International, Inc. (“Learning Tree”) announced that Charles R. Waldron, age 57, has joined Learning Tree as its Chief Financial Officer. A copy of the press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Mr. Waldron has served as Learning Tree’s Chief Financial Officer on an interim basis since May 2, 2007. Prior to joining Learning Tree, Mr. Waldron was a partner with Tatum LLC, providing finance and accounting management services to a number of public and private companies. He has 14 years of experience as a Chief Financial Officer. Prior to his relationship with Tatum LLC, Mr. Waldron spent 24 years with the Exxon Mobil Company, the Mobil Oil Corporation, the Superior Oil Company and Exxon Corporation in a variety of financial management roles. He has significant international experience, having worked in countries including the Netherlands, Canada, the U.K. and Qatar. Mr. Waldron is a Certified Public Accountant.

Mr. Waldron is employed as Chief Financial Officer of Learning Tree pursuant to an employment agreement, effective as of August 29, 2007. Mr. Waldron is an at-will employee, will be paid $320,000 in base compensation. Mr. Waldron will be eligible to receive an annual incentive bonus up to $80,000, commencing with fiscal year 2008. Mr. Waldron’s actual bonus will be determined by the compensation committee of Learning Tree’s Board of Directors. Mr. Waldron will be eligible to receive an annual equity compensation grant in value equal to up to 30% of his base salary. The actual amount will be finalized by the Board of Directors for Fiscal Year 2008.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press release issued by Learning Tree International, Inc. dated August 29, 2007 announcing the hiring of Charles R. Waldron as Chief Financial Officer

99.2	Employment Agreement dated August 29, 2007, between Learning Tree International, Inc. and Charles R. Waldron.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEARNING TREE INTERNATIONAL, INC.

Dated: August 29, 2007	By:	/s/ NICHOLAS R. SCHACHT
Nicholas R. Schacht
Chief Executive Officer